Exhibit 99.1

FOR IMMEDIATE RELEASE
JUNE 26, 2025

FOR ADDITIONAL INFORMATION PLEASE CONTACT MARK A. GOOCH
CHAIRMAN, PRESIDENT AND CEO, COMMUNITY TRUST BANCORP, INC.
AT (606) 437-3229

COMMUNITY TRUST BANCORP, INC. ANNOUNCES

THE APPOINTMENT OF DAVID L. BAIRD TO

ITS BOARD OF DIRECTORS

PIKEVILLE, KENTUCKY: Community Trust Bancorp, Inc. (NASDAQ: CTBI) is pleased to announce the appointment of David L. Baird to its Board of Directors.

A native of Pikeville, Kentucky, Mr. Baird is an attorney and shareholder at Baird & Baird, P.S.C. in Pikeville, Kentucky.  He earned a Bachelor of Science degree from the Richard T. Farmer School of Business at Miami University (Ohio).  He earned his Juris Doctor from the Salmon P. Chase College of Law at Northern Kentucky University in Highland Heights, Kentucky.

Mr. Baird’s legal practice has concentrated on Mineral and Environmental Law, Real
Property and Contract Litigation, Business Transactions, Bankruptcy (Creditor) and General Practice.  He is a member of the Kentucky Bar Association and the Pike County Bar Association.  He is admitted to practice in all courts in the Commonwealth of Kentucky, the United States District Courts in both the Western and Eastern District of Kentucky, and the United States Court of Appeals for the Sixth Circuit.

Mr. Baird is a member of the Board Directors of Pikeville Medical Center, Inc., The Elliott Company, Hocker Developments, Inc., and the Pike County Regional Airport Board.  He was a member of the Board of Directors of the Southeast Kentucky Chamber of Commerce from 2014 through 2019, serving as its Chairman in 2018.  He also serves on the Board of Sandy Valley Habitat for Humanity, The Rotary Club of Pikeville and regional education initiative, Community Economic Development and Revitalization (CEDAR).  He and his wife Lisa live in Pikeville with their three children where they are members of the Pikeville United Methodist Church.

"We are very pleased to have Mr. Baird join the Board of Directors of Community Trust Bancorp, Inc.  He brings a level of experience and knowledge which makes him a valuable addition to our Board," said Mark A. Gooch, Chairman, President and CEO of Community Trust Bancorp, Inc.

Community Trust Bancorp, Inc., with assets of $6.3 billion, is headquartered in Pikeville, Kentucky and has 72 banking locations across eastern, northeastern, central, and south central Kentucky, six banking locations in southern West Virginia, three banking locations in Tennessee, four trust offices across Kentucky, and one trust office in Tennessee.
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